PRESS RELEASE

FOR IMMEDIATE RELEASE

OPENTV ESTABLISHES A SPECIAL COMMITTEE TO REVIEW THE PROPOSAL BY KUDELSKI SA

San Francisco, Calif., March 4, 2009 - OpenTV Corp. (NASDAQ: OPTV), a leading software and technology provider of advanced digital television solutions, reported today that its Board of Directors has appointed a special committee of independent directors consisting of Messrs. Joseph Deiss, Jerry Machovina and Eric Tveter to review the February 26, 2009 proposal from Kudelski SA to acquire all of the Class A ordinary shares of OpenTV Corp. not currently owned by Kudelski or its affiliates.

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About OpenTV

OpenTV is one of the world's leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. The company's software has been integrated in more than 121 million digital set-top boxes and digital televisions around the world, and enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive and addressable advertising, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.

Contacts:

Christine Oury

OpenTV

Tel: +1 415 962 5433

coury@opentv.com

Denise Roche

Brainerd Communicators, Inc.

Tel: +1 212 986 6667

roche@braincomm.com